Exhibit 99.1

NEWS RELEASE

Contact:

Bruce Frymire

Director, Corporate Communications & Investor Relations

650.965.6042 bfrymire@cybersource.com

CyberSource Reports a Profitable Q4,

Record Margins and Strong Revenue

Revenue $7.7 million, gross margin 71%, credit card authorizations $5.4 billion

MOUNTAIN VIEW, Calif.—January 22, 2004—CyberSource Corporation (NASDAQ: CYBS), a leading provider of electronic payment and risk management solutions, today announced financial results for its fourth quarter and fiscal year ended December 31, 2003.

Total revenue for the fourth quarter was $7.7 million, exceeding prior guidance by $600,000. This compares to $7.4 million in total revenue for the same period last year. Transaction and support services revenue was $6.1 million for the fourth quarter of 2003 as compared to $5.1 million for the fourth quarter of 2002, representing an increase of 18%. Enterprise software revenue and professional services revenue were each $800,000 for the fourth quarter of 2003 as compared to $1.4 million and $900,000, respectively, for the same period last year.

Gross profit was $5.5 million in the fourth quarter as compared to $4.6 million in the fourth quarter of 2002. Gross margin rose to a record 71% in the fourth quarter, up from 63% in the fourth quarter of 2002. The net profit for the fourth quarter of 2003 was $56,000 or $0.00 per share as compared to a net loss of $3.6 million or ($0.11) per share for the same period last year.

“The fourth quarter is powerful testimony to the CyberSource value proposition,” said Bill McKiernan, the company’s chairman and CEO. “We saw strong growth in revenue, excellent margins, and most importantly, the company’s first quarter of profitability. The dollar volume of our credit card authorizations was a record $5.4 billion. This was a very strong quarter for the company and highlights the solid momentum we have going into 2004.”

Operating expenses for the fourth quarter were $5.5 million as compared to $8.5 million in the same period last year. Included in operating expenses in 2003 was a restructuring charge of $300,000 due to unoccupied space primarily at its Mountain View facility. Included in operating expenses in 2002 was a restructuring charge of $2.4 million which was primarily due to unoccupied space and to a lesser degree included severance costs relating to a minor headcount reduction.

For the year ended December 31, 2003, revenue was $27.5 million compared to $28.0 million for the prior year. Gross profit increased to $18.2 million in 2003 from $16.0 million in 2002. Gross margin increased to 66% for the year ended December 31, 2003, a significant increase as compared to the gross margin of 57% for the prior year. Operating expenses were $24.1 million in 2003 as compared to $29.6 million in the prior year. Operating expenses for the years ended December 31, 2003 and 2002 included restructuring charges of $0.5 million and $2.5 million, respectively. The net loss for 2003 decreased to $5.4 million or ($0.17) per share from a net loss of $12.5 million or ($0.38) per share for 2002.

The Company’s balance sheet is strong. As of December 31, 2003, the Company had over $44 million in cash, cash equivalents and short-term investments. The Company has no long-term debt.

Selected noteworthy achievements for the quarter and year

Transaction volume:

•	CyberSource processed 85.8 million transactions in the fourth quarter of 2003, a 39% increase from the same quarter last year. Over the course of 2003, the Company processed 291.2 million transactions, a 36% increase from the year before.

•	CyberSource processed $5.4 billion in credit card authorizations in the fourth quarter. This was a significant increase over the prior periods: $3.6 billion in Q3, $3.0 billion in Q2, and $2.6 billion in Q1.

New customers/alliances:

•	CyberSource signed 395 new customers in Q4. For the last four quarters, the total number of new customers signed was 1,394.

•	A partial list of new customers includes AOL Web Properties, BBC Worldwide Ltd., Briggs and Stratton, British Airways, Columbia House, Harvard University, London Underground, Tessco Technologies, and Yahoo PayDirect.

•	First Data: CyberSource and First Data announced a strategic partnership in August, 2003. The first phase of the agreement enables CyberSource merchants to offer First Data’s TeleCheck Internet Check Acceptance service as a payment method. CyberSource now carries four eCheck services, all different, offering more options to more customers.

•	PayPal: A strategic alliance between CyberSource and PayPal, enables CyberSource merchants to accept online payments from Paypal’s 31 million subscribers. CyberSource is the first payment solutions provider to make the cost-effectiveness and convenience of PayPal available to its customers.

New products and services:

•	Global Payment Suite—a comprehensive set of eight services designed to help eCommerce merchants grow their online sales in over 140 countries. The suite includes support for locally-preferred payment types, dynamic currency conversion, fraud prevention, export and tax compliance tools—all available through one connection to CyberSource.

•	Recurring billing—this service allows merchants to charge their customers’ accounts on pre-defined schedules yielding a higher lifetime value per customer, lower payment risk, more predictable revenue streams, and, in some cases, lower banking costs.

•	CyberSource Reconciliation Solution—automates 90% of the manual processes (reconciliation of orders, receipts, and chargebacks) typically required by larger online merchants, and generates exception reports so the remaining issues can be handled efficiently

•	Risk Management—The CyberSource Risk Manager product was enhanced to run on IBM’s DB/2 UDB and Websphere platforms. CyberSource launched the Payer Authentication Service, incorporating specifications from Visa and MasterCard. The CyberSource Advanced Fraud Screen enhanced by Visa was updated throughout the year, including the addition of an advanced velocity engine to better identify fraudulent transactions. The Company’s unrivalled experience in online fraud prevention provides significant value to customers by increasing the acceptance of good orders and reducing overall processing costs.

Record uptime:

•	FY2003 was a record year for CyberSource system availability. Overall uptime during 2003 was 99.99%.

Top customer satisfaction scores:

•	During 2003, an average of 98% of customers surveyed by an independent third party stated that CyberSource had met or exceeded their expectations with respect to customer support. This is up from 96% the year before. For the second year in a row, CyberSource was named a winner of the Omega Management Group’s NorthFace Award for outstanding customer service.

Stock Buyback

The Board of Directors has authorized the use of up to $10 million for the repurchase of CyberSource common stock. The purchases will be made in the open market from time to time over the next twelve months as market and business conditions warrant. All purchases are subject to the availability of shares and, accordingly, there is no guarantee as to the timing or number of shares to be repurchased, if any.

During 2003, the company repurchased 483,700 shares of common stock at an average price per share of $2.55 for a total cost of $1.2 million.

Public call/web cast details

CyberSource will host a public conference call today, January 22, 2003, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss the fourth quarter and fiscal year 2003 results and current business developments. The call can be accessed in either of the following ways:

Live web cast

http://www.cybersource.com/cgi-bin/ir.pl

A replay of this web cast will remain available at this location through January 31, 2004.

Live conference call

Dial 888-542-8515 (U.S. and Canada) 706-634-2163 (International). The call’s ID number is: 4689565.

A taped replay of this call will be available until January 31, 2004. The dial-in numbers for the taped replay are 800-642-1687 (U.S.) 706-645-9291 (Non U.S.). The call’s ID number is 4689565.

About CyberSource

CyberSource Corporation is a leading provider of electronic payment and risk management solutions. CyberSource solutions enable electronic payment processing for Web, call center/IVR, and POS environments and manage fraud risk associated with card-not-present transactions. CyberSource Professional Services designs, integrates, and optimizes enterprise-wide commerce transaction systems. Over 3,000 businesses use CyberSource solutions, including over half of the Dow Jones Industrial companies. The company is headquartered in Mountain View, California, and has sales and service offices in Japan, the United Kingdom, and other locations in the United States. For more information, please visit CyberSource’s web site at www.cybersource.com or email info@cybersource.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995

Statements in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the Company’s expectations, objectives, anticipations, plans, hopes, beliefs, intentions or strategies regarding the future. Forward-looking statements in this release include, without limitation, statements regarding: (1) the results of the fourth quarter being a powerful testimony to the Company’s value proposition; (2) strength of revenue; (3) momentum going into 2004; (4) strength of the Company’s balance sheet; (5) the Company’s unrivalled experience in online fraud prevention providing significant value to customers by increasing the acceptance of good orders and reducing overall processing costs; and (6) the Company’s stock buyback program. Factors that could cause actual results to differ materially from the forward looking statements include risks and uncertainties such as changes in customer needs, new products and services offerings by the Company and its competitors, any unforeseen event or any unforeseen system failures, and other risks indicated in our filings with the Securities and Exchange Commission. It is important to note that actual outcomes could differ materially from those in such forward-looking statements. Readers should also refer to the documents filed by CyberSource with the Securities and Exchange Commission, specifically the annual report filed on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission on March 26, 2003, and our quarterly reports filed on Form 10-Q from time to time, all of which identify important risk factors.

(Tables to follow.)

For more information visit http://www.cybersource.com or email to info@cybersource.com or ir@cybersource.com.

©2004CyberSource Corporation. All rights reserved. CyberSource is a registered trademark in the U.S. and other countries. All other brands and product names are trademarks or registered trademarks of their respective companies.

CyberSource Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Revenues:
Transaction and support	$6,054	$5,127	$21,654	$20,029
Enterprise software	845	1,365	3,867	4,382
Professional services	780	886	1,982	3,613

Total revenues	7,679	7,378	27,503	28,024
Cost of revenues:
Transaction and support	1,777	2,145	7,858	9,597
Enterprise software	95	132	484	517
Professional services	354	470	951	1,870

Total cost of revenues	2,226	2,747	9,293	11,984

Gross profit	5,453	4,631	18,210	16,040
Operating expenses:
Product development	1,737	1,815	7,529	8,078
Sales and marketing	2,377	2,925	11,164	13,143
General and administrative	1,059	1,392	4,942	5,856
Restructuring charge	322	2,351	467	2,473

Total operating expense	5,495	8,483	24,102	29,550

Loss from operations	(42)	(3,852)	(5,892)	(13,510)
Loss on investment in joint venture	—	—	(175)	(162)
Interest income, net	98	244	625	1,158

Net income (loss)	$56	$(3,608)	$(5,442)	$(12,514)

Basic net income (loss) per share	$0.00	$(0.11)	$(0.17)	$(0.38)

Diluted net income (loss) per share	$0.00	$(0.11)	$(0.17)	$(0.38)

Weighted average number of shares used in computing basic net income (loss) per share	33,079	32,766	32,860	32,900

Weighted average number of shares used in computing diluted net income (loss) per share	34,779	32,766	32,860	32,900

CyberSource Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2003	December 31, 2002
Assets
Current assets:
Cash, cash equivalents and short-term investments	$44,361	$49,275
Accounts receivable, net	4,828	4,066
Prepaid expenses and other current assets	3,052	1,950

Total current assets	52,241	55,291
Property and equipment, net	2,195	5,416
Other noncurrent assets	371	1,100

Total assets	$54,807	$61,807

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$500	$461
Other accrued liabilities	8,279	10,085
Deferred revenue	1,833	1,875
Current obligations under capital leases	—	18

Total current liabilities	10,612	12,439
Total stockholders’ equity	44,195	49,368

Total liabilities and stockholders’ equity	$54,807	$61,807